Exhibit 10.10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of March, 2012, by and between ALFIERI-100 SCHULTZ ASSOCIATES, L.P., a New Jersey limited partnership (“Landlord”), and IKANOS COMMUNICATIONS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated March 11, 2011 (the “Lease”), for certain rentable area in the building located at 100 Schulz Drive, Red Bank, New Jersey;

WHEREAS, although the Lease was drafted on the assumptions that the Construction Drawings and Documents (as defined in the Lease) for Tenant’s Work (as defined in the Lease) would be prepared by Landlord’s architect and that all of Tenant’s Work would be performed at the same time, when in fact Tenant’s architect prepared the Construction Drawings and Documents and Tenant’s Work is being performed on a staggered floor-by-floor basis;

WHEREAS, certain disagreements have arisen between Landlord and Tenant in connection with the construction of Tenant’s Work; and

WHEREAS, Landlord and Tenant desire to resolve such disagreements by making certain modifications to the Lease upon the terms and conditions and as more particularly set forth hereinbelow.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinbelow and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Landlord and Tenant, intending legally to be bound, hereby agree as follows:

1. Recitals; Defined Terms. The foregoing recitals are intended to be a material part of this Amendment and are incorporated herein by this reference. Unless otherwise provided herein, all terms used in this Amendment that are defined in the Lease shall have the meanings provided in the Lease.

2. Temporary Use Surrender Date.

(a) Notwithstanding anything to the contrary contained in Section 1.07 of the Lease, the Temporary Use Surrender Date with respect to the Temporary Use Space located on the first (1st) floor of the Building shall be the date that is twenty (20) days after the date on which Landlord’s Work on the third (3rd) floor of the Building and Tenant’s Work on the third (3rd) third floor of the Building is substantially complete (or would have been substantially complete but for Tenant Delay).

(b) Notwithstanding anything to the contrary contained in Section 1.07 of the Lease, the Temporary Use Surrender Date with respect to the Temporary Use Space located on the second (2nd) floor of the Building shall be July 31, 2012.

(c) Notwithstanding anything to the contrary contained in Section 1.07 of the Lease, if Tenant fails to surrender the Temporary Use Space located on the first (1st) floor of the building or the Temporary Use Space located on the second (2nd) floor of the Building by the applicable Temporary Use Surrender Date set forth above, then Tenant shall be required to pay holdover fixed rent thereon in accordance with Article 40 of the Lease ($37.50 per rentable foot) with regard to the applicable Temporary Use Space until such surrender occurs.

3. HVAC Work.

(a) Tenant approves the February 7, 2012 construction proposal, a copy of which is attached to this Amendment as Exhibit 1 (the “Third Floor Proposal”) from Landlord’s property manager to Tenant, including the supplemental HVAC work included therein (the “Third Floor Supplemental HVAC Work”), for the Tenant’s Work to be performed with respect to the third (3rd) floor of the Building at Tenant’s cost, which Third Floor Proposal will be signed and delivered by Tenant simultaneously with the signing of this Amendment.

(b) Pursuant to the work order dated February 29, 2012 (the “Fourth Floor Change Order”), a copy of which is attached to this Amendment as Exhibit 2, Tenant included the HVAC work contemplated thereby (the “Additional Fourth Floor HVAC Work”) in the portion of Tenant’s Work to be performed with respect to the fourth (4th) floor of the Building; provided, however, that Tenant shall only bear Twenty-Seven Thousand Four Hundred Eleven and 50/100 Dollars ($27,411.50) of the cost of the Additional Fourth Floor HVAC Work (i.e., the amount set forth in the Fourth Floor Change Order) and Landlord shall bear the balance of the cost of the Additional Fourth Floor HVAC Work. For the avoidance of doubt, this Amendment constitutes the “Proposed First Amendment” (sometimes referred to as the “First Amendment”) contemplated by that certain letter agreement dated March 2, 2012, between Landlord and Tenant.

4. Tenant Delay. Landlord waives any Tenant Delay that may have accrued prior to the date of this Amendment. Tenant waives any delay with respect to the Landlord’s completion of Landlord’s Work or Tenant’s Work that may have occurred prior to the date of this Amendment. Landlord’s letters to Tenant dated August 16, 2011, September 7, 2011, October 28, 2011, and November 21, 2011, are hereby rescinded and shall be without force or effect, as if the same had never been executed or delivered. Landlord further waives any Tenant Delay that may have accrued on or prior to the date of this Amendment as a result of the addition to Tenant’s Work of the Third Floor Supplemental HVAC Work and/or the Additional Fourth Floor HVAC Work; however, Landlord reserves the right to declare a Tenant Delay with respect to such work as a result of actions hereafter occurring that constitute a Tenant Delay.

5. Revised Exhibit C. Exhibit C to the Lease is deleted and replaced in its entirety by Revised Exhibit C attached hereto and made a part hereof. For the avoidance of doubt, Exhibit C-l to the Lease is not being modified hereby.

6. Tenant’s Revised Plans. Landlord and Tenant agree that the Construction Drawings and Documents for Tenant’s Work are amended to include the plans set forth in the Fourth Floor Change Order and the Third Floor Supplemental HVAC Work contemplated by the Third Floor Proposal.

7. Tenant Construction Representative. Landlord acknowledges that Tenant shall have the right to retain an on-site representative in connection with Landlord’s Work and Tenant’s Work (the “Tenant Construction Representative”). As of the date of this Amendment, Tenant designates Chris Romney as the Tenant Construction Representative. Landlord shall reasonably cooperate with the Tenant Construction Representative in connection with Landlord’s Work and Tenant’s Work to the same extent as if he were an employee of Tenant, including, without limitation, permitting the Tenant Construction Representative to participate in construction meetings, permitting the Tenant Construction Representative reasonable access to the construction site and reasonably responding to inquiries by the Tenant Construction Representative. For the avoidance of doubt, the Tenant Construction Representative is not the contact person contemplated by Paragraph 13 of Revised Exhibit C to the Lease and does not have authority to bind Tenant.

8. Schedule 8 Deleted. Schedule 8 to the Lease is deleted in its entirety.

9. Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Landlord and Tenant (as applicable) enforceable according to the terms thereof.

10. Authority. Each of Landlord and Tenant hereby warrants and covenants that the person signing on its behalf is authorized to do so.

11. Binding Effect. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns.

12. Effectiveness. The submission of this Amendment shall not constitute an offer, and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

13. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

WITNESS:	LANDLORD:

ALFIERI-100 SCHULTZ ASSOCIATES, L.P., a New Jersey limited partnership

	By:	DAMA Associates, L.L.C., a New Jersey limited liability company, its General Partner

__________________		By:	/s/ Michael Alfieri
Michael Alfieri, Manager

WITNESS:	TENANT:

IKANOS COMMUNICATIONS, INC., a Delaware corporation
	By:	/s/ Jim Murphy
	Name:	Jim Murphy
	Title:	V.P. Human Resources

[Signature page to First Amendment to Lease]

REVISED

EXHIBIT C

LANDLORD’S WORK

This Exhibit C is attached to and made a part of a Lease dated March 11, 2011 (the “Lease”), between ALFIERI – 100 SCHULTZ ASSOCIATES, LLP (“Landlord”) and IKANOS COMMUNICATIONS, INC. (“Tenant”).

The purpose of this Revised Exhibit C is to set forth the respective rights and obligations of Landlord and Tenant with respect to space planning, engineering, final working drawings, construction and/or installation of Landlord’s Work and Tenant’s Work (as hereinafter defined) in the premises demised by the Lease (the “Demised Premises”) and in 100 Schulz Drive, Red Bank, New Jersey (the “Building”).

Capitalized terms used herein shall, unless otherwise defined in this Revised Exhibit C, have the same meanings ascribed to them in the Lease.

1. Landlord’s Work. Landlord at its sole cost and expense shall:

(a) Construct a cafeteria on the first floor of the Building (the “Cafeteria”) that will be open to serve Tenant, other tenants in the Building, and tenants of Tri-Park Corporate Park (200 Schulz Drive and 230 Half Mile Road) no later than 9 months after the date on which Tenant surrenders the Temporary Use Space on the first floor of the Building, subject, however to an extension of no more than sixty (60) days in the event there is a delay in the permitting of such improvement (Without limiting the generality of Section 1.07 of the Lease, it is specifically agreed that Landlord shall continue to operate the existing cafeteria in the Building until the Cafeteria commences operations.);

(b) Be responsible for the demise of the Demised Premises on the 1st floor, including, but not limited to construction of the demising walls, ceiling tiles, above ceiling HVAC, life safety systems, and the refinishing of common areas and elevator lobby to building standards no later than 9 months after the date on which Tenant surrenders the Temporary Use Space on the first floor of the Building;

(c) Renovate the lobby, all common areas and rest rooms of the Building and install a building energy management system no later than 9 months after the date on which Tenant surrenders the Temporary Use Space on the first floor of the Building (provided, however, that (i) any such work to be performed on the third floor of the Building (the “Third Floor Common Area Work”) shall be performed no later than the date on which the Tenant’s Work on the third floor of the Building is substantially completed and (ii) any such work to be performed on the fourth floor of the Building shall be performed during the two (2) month period commencing on the date on which the Third Floor Common Area Work is substantially completed);

(d) Install four (4) separate submeters to measure Tenant’s consumption of electricity within the Demised Premises no later than the date on which the Tenant’s Work on the third (3rd) floor of the Building is substantially completed. Any more than 4 submeters shall be installed by Landlord at Tenant’s sole cost and expense;

(e) Construct a fitness center on the 1st floor of the Building (the “Fitness Center”) that shall be open for use by Tenant’s employees free of charge no later than 9 months after the date on which Tenant surrenders the Temporary Use Space on the first floor of the Building, subject, however to an extension of no more than sixty (60) days in the event there is a delay in the permitting of such improvement.

The above items are referred to as “Landlord’s Work.” Landlord’s Work shall be performed in a good and workmanlike manner in accordance with all Laws; in addition, items (a), (b), (c) and (e) of Landlord’s Work will be performed with a quality and level of finish comparable to the quality and level of finish in the corresponding portions of the building located at 499 Thornall, Edison, New Jersey.

2. Tenant’s Work. Landlord shall improve, renovate and refurbish the Demised Premises for Tenant’s continued use and occupancy pursuant to the provisions of this Revised Exhibit C, and the Construction Drawings and Documents (as defined in 5 hereof). All work shown on the Construction Drawings and Documents shall include, but not be limited to, interior partitions, doors, hardware, wall and floor coverings, lighting, electric power wiring, sprinklers and fire safety equipment, and shall be “Tenant’s Work” and shall be undertaken and paid for as set forth in this Revised Exhibit C; provided, however, that if the base building structure, the base building systems, the common areas and/or the Full-Floor Common Areas do not comply with the Americans with Disabilities Act or any other Law (whether or not the same constitutes an instance of permitted nonconformance) and any changes to the foregoing are required in order to obtain any permit, approval, inspection or other item required for the lawful performance of Tenant’s Work and occupancy of the Demised Premises, then such changes shall be performed at Landlord’s expense and without deducting the costs thereof from the Workletter Allowance. The cost of the Base Building Work shall not be chargeable against the Workletter Allowance. Landlord at its own cost and expense shall provide space planning services to Tenant to facilitate preparation of the Construction Drawings and Documents. Landlord shall solicit bids for the trades for Tenant’s Work from not less than three (3) qualified contractors per trade. Tenant may select up to three (3) qualified contractors per trade to bid on Tenant’s Work, subject to Landlord’s reasonable approval of the same. Landlord and Tenant shall jointly, reasonably and expeditiously choose the trade contractors for Tenant’s Work based on their reasonable evaluation of the bid price, the contractor’s reliability and reputation for quality workmanship, size of jobs performed and timeliness of performance, the contractor’s past job performance with them, and the ability of the bidding contractor to satisfy licensing and insurance requirements for the job. The trade contract for Tenant’s Work shall be subject to Tenant’s reasonable approval and, at Tenant’s request, shall be a guaranteed maximum price contract. Landlord or one of Landlord’s affiliates shall act as construction manager for the job and shall be entitled to receive a construction management fee comprised of the Overhead and Profit as set forth in the following paragraph 3.

3. Costs

(a) The costs of Tenant’s Work have been approved in writing by Tenant prior to the date of the First Amendment to Lease and/or are being approved in writing by Tenant concurrently with the First Amendment to Lease pursuant to the Fourth Floor Change Order and the Third Floor Proposal. The costs shall include all labor and materials and Landlord’s architectural and engineering fees plus the following:

•	General conditions, as applicable, to Tenant’s Work;

•	The cost estimate for each trade;

•	Overhead at ten percent (10%) for the general conditions and the trade estimates above;

•	Profit at five percent (5%) for all the items listed above.

(b) Before Landlord shall become obligated to commence a particular portion of Tenant’s Work, Tenant shall approve in writing the estimated costs of such portion as shown on the most recent cost breakdown furnished by Landlord to Tenant.

(c) Other than the aforesaid construction management fee, Landlord shall not be entitled to any supervision, administrative, or plan review fee or the like in connection with Tenant’s Work.

4. Workletter Allowance

(a) Landlord shall provide Tenant with an allowance (“Workletter Allowance”) equal to $18.00 per rentable square foot of Demised Premises which shall be used to pay for the costs of Tenant’s Work, including hard and soft costs including but not limited to construction, architectural and consultant fees, furniture, moving costs, voice and cabling expenses and other such items. At Tenant’s option, Tenant shall have the right to use the Workletter Allowance during the period commencing on the date on which this Lease is fully executed and expiring concurrently with the initial Term. Any estimated costs, as shown on the latest cost breakdown furnished by Landlord to Tenant, that are anticipated to be incurred by Landlord in connection with the performance of Tenant’s Work (other than Tenant’s telephone, security and/or computer installations, all of which shall be performed by Tenant) over and above the amount of the Workletter Allowance shall be paid by Tenant to Landlord as additional rent as follows: (i) 50% upon finalization of the Construction Drawings and Documents, Landlord’s and Tenant’s approval of the trade contracts (which shall not be unreasonably withheld, conditioned or delayed), and Landlord’s and Tenant’s execution of the construction proposals, which include Tenant’s approval of contractors; and (ii) 50% upon substantial completion of the work shown on the Construction Drawings and Documents. Landlord shall not charge Tenant any supervision, administrative or plan review fees for costs related to Tenant’s furniture, moving costs, voice and cabling, telephone, security and/or computer installations.

(b) The Workletter Allowance (as the same may be supplemented as provided in 4(a) above) shall be used by Landlord for payment of the costs incurred by Landlord in the performance of Tenant’s Work. After completion of Tenant’s Work by Landlord and Tenant has delivered to Landlord a final list of Punchlist Items (as defined in 9, below), any unused balance of the Workletter Allowance (as the same may have been supplemented as provided in 4(a) above) shall be released or credited by Landlord to Tenant against payment of the fixed rent next becoming due under the Lease.

5. Plan Preparation and Approval

Landlord and Tenant acknowledge that all architectural and engineering drawings, plans and other construction documents for Tenant’s Work have been prepared and were approved by Landlord and Tenant pursuant to, and set forth in, an approval letter dated December 13, 2011 from Alfieri Property Management, a copy of which is attached hereto as Revised Exhibit C-2, as amended by the Fourth Floor Change Order and the supplemental HVAC work contemplated by the Third Floor Proposal (“Construction Drawings and Documents”).

6. Modifications to Construction Drawings and Documents.

(a) If, after final approval of the Construction Drawings and Documents for and/or during the performance of Tenant’s Work, Tenant desires to amend, change or modify the Construction Drawings and Documents, Tenant shall submit to Landlord, for its approval (which approval shall not be unreasonably conditioned, delayed or denied), a reasonably detailed description of the proposed amendment, change or modification (“Modification Request”), together with such drawings and other information as Landlord may reasonably request.

(b) Landlord shall review and approve or disapprove such Modification Request within ten (10) business days after receipt thereof. If Landlord shall not approve the Modification Request submitted by Tenant, Landlord shall notify Tenant within said ten (10) business days of Landlord’s disapproval and shall describe the revisions thereto which are reasonably deemed necessary by Landlord for the purpose of obtaining its approval. After being so informed by Landlord, Tenant shall have the right, at its option, to submit to Landlord for Landlord’s approval (which approval shall not be unreasonably conditioned, delayed or denied), a revised Modification Request incorporating the revisions and/or modifications requested by Landlord. Landlord shall notify Tenant whether such revised Modification Request is approved within five (5) business days after receipt thereof. The process described in the preceding sentences of this 6(b) shall, at Tenant’s option, be repeated until Landlord and Tenant have agreed upon the final form of the Modification Request for Tenant’s Work to be performed by Landlord, subject, however, to Paragraph 6(c) below. A change order incorporating the Modification Request shall be signed by both Landlord and Tenant, evidencing their respective approvals thereof, whereupon Landlord shall be authorized to proceed with Tenant’s Work covered by such change order.

(c) Notwithstanding anything to the contrary contained in 6(b) above, Landlord shall have the sole and absolute discretion to approve or disapprove any Modification Request that (i) will be visible from the exterior of the Demised Premises, or (ii) will adversely involve or may adversely affect any structural or exterior element of the Building or (iii) will delay completion of the work to be performed by Landlord in the Demised Premises beyond September 10, 2012, or (iv) will increase the costs of insurance or the Taxes on the Building unless in the case of (iv) Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased costs.

(d) Within three (3) business days after Landlord and Tenant have approved a Modification Request, Landlord shall furnish to Tenant an amended statement of the aggregate costs to complete Tenant’s Work being performed by Landlord; inclusive of the costs related to the approved Modification Request. Landlord shall not be obligated to proceed with any work shown by any such Modification Request until Tenant has paid in full to Landlord as additional rent under the Lease the excess of the amended aggregate costs to complete Tenant’s Work being performed by Landlord in excess of the unused balance of the Workletter Allowance as of the date of such amended statement of costs to complete Tenant’s Work being performed by Landlord.

7. Materials and Workmanship

(a) All Landlord’s Work and Tenant’s Work performed by Landlord in connection with the preparation of the Demised Premises for Tenant’s use and occupancy shall be performed in a good and workmanlike manner, in accordance with all applicable laws and regulations, and in substantial conformance with the Construction Drawings and Documents. Unless specified otherwise, all materials installed in the Demised Premises will be new.

(b) All work (such as telephone, security and computer installations) not performed by Landlord in connection with the preparation of the Demised Premises for Tenant’s use and occupancy shall likewise be performed in a good and workmanlike manner, in accordance with all applicable laws and regulations, and in substantial conformance with Construction Drawings and Documents therefor which are first approved by Landlord. With respect to telephone, security and computer installations and any other work not to be performed by Landlord and not required to be removed by Tenant at the expiration or earlier termination of the Lease, all materials installed in the Demised Premises will be new except to the extent otherwise specified in the Construction Drawings and Documents.

8. Mutual Cooperation

Landlord and Tenant agree to mutually cooperate with each other and take all commercially reasonable measures in order to facilitate completion of Landlord’s Work, Tenant’s Work and Tenant’s concurrent installation of telephone, data, video and security systems in an efficient and expeditious manner. Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business at the Demised Premises and to complete Tenant’s Work as soon as practicable, subject to events of Force Majeure.

9. Possession by Tenant

The reoccupancy of any part of the Demised Premises by Tenant for its permitted use thereof specified in the Lease following the completion of the portion of Landlord’s Work and Tenant’s Work to be performed therein shall constitute an acknowledgment by Tenant that the applicable part of the Demised Premises is in good condition and that all work and materials provided to such part by Landlord as part of Landlord’s Work or any Tenant’s Work performed by Landlord are satisfactory except for any minor defects or incomplete items of Landlord’s Work or Tenant’s Work (“Punchlist Items”) that are listed in a written notice given by Tenant to Landlord on or before the thirtieth (30th) day after substantial completion of the work to such part and for latent defects.

10. Repairs and Corrections

(a) Landlord will correct or complete the Punchlist Items which Landlord’s architect or engineer verifies (in his or her reasonable professional judgment) are, in fact, defects or incomplete items of Landlord’s Work or Tenant’s Work within a reasonable time (not to exceed thirty (30) days) thereafter, provided Tenant shall not interfere with Landlord’s ability and/or access to the Demised Premises to correct or complete said Punchlist Items.

(b) In addition to Punchlist Items, Landlord will repair and correct any Landlord’s Work or Tenant’s Work installed by Landlord or its contractor in the Demised Premises that is proven to be defective within one (1) year after the substantial completion of Landlord’s Work and Tenant’s Work to the applicable part of the Demised Premises as a result of faulty materials, equipment or workmanship, provided Tenant shall have given written notice thereof to Landlord within said one (1) year period. Landlord shall complete such repair and correction within a reasonable time (not to exceed thirty (30) days) after Landlord receives Tenant’s notice. Notwithstanding the foregoing, Landlord shall not be responsible to repair or correct any Landlord’s Work or Tenant’s Work installed by Landlord or its contractor in the Demised Premises that proves to be defective as a result of any negligence or willful misconduct of Tenant or any of its agents, contractors, employees, invitees, licensees, subtenants, customers, clients or guests, or any defective Tenant’s Work or other materials installed in the Demised Premises by Tenant or any agent or contractor other than Landlord or Landlord’s contractor.

(c) After Tenant’s occupancy of the Demised Premises, Landlord, upon reasonable notice to Tenant, may enter the Demised Premises to correct or complete the Punchlist Items referred to in Paragraph 9 above or to correct or repair any other Landlord’s Work or Tenant’s Work installed by Landlord or its contractor in the Demised Premises, and entry by Landlord, its agents, contractors or employees for such purpose shall not constitute an actual or constructive eviction, in whole or in part, of Tenant from the Demised Premises, or entitle Tenant to any abatement of rent, or relieve Tenant from any of its other obligations under the Lease, or impose any liability upon Landlord or its agents, contractors or employees. Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business at the Demised Premises in doing so.

11. Elevator Lobby/Common Corridor Restriction.

If an elevator lobby or common corridor is included in Tenant’s Demised Premises or, if by virtue of the size and configuration of the Demised Premises, other tenants of the Building can see from the Building atrium, lobby or common corridor into the Demised Premises through air space, a transparent door or demising wall, Landlord shall have the sole and final approval as to the colors and design of all paint, wall coverings, art work, lamps and lights, floor coverings and window treatments in the Demised Premises that are so visible. Further, Landlord reserves the right to lower the full height glass wall on the atrium balcony across from the elevators to waste height.

12. 24” Restriction.

If an elevator lobby or common corridor is included in Tenant’s Demised Premises or, if by virtue of the size and configuration of the Demised Premises, other tenants of the Building can see from the lobby or common corridor into the Demised Premises through a transparent door or demising wall, Tenant shall not place any items whatsoever in the area 24” or less from the interior face of the transparent door or wall. In the event Tenant violates said 24” restriction, Tenant shall be liable to pay Landlord upon demand as additional rent the sum of $250 per day for each and every day the violation continues longer than three (3) business days after Landlord’s notice that this restriction is being violated. Imposition of the $250 per day additional rent charge shall be Landlord’s sole and exclusive remedy for Tenant’s violation of the aforesaid 24” restriction, subject, however, to all rights and remedies that Landlord has under this Lease or pursuant to applicable law respecting Tenant’s failure to pay the $250 a day imposition as additional rent.

13. Contact Person

Tenant shall designate a point of contact person with full authority to act on Tenant’s behalf and bind Tenant contractually with respect to the fit-out and preparation of the Demised Premises for Tenant’s use and occupancy.

14. Tenant Delays

If Landlord shall actually be delayed in the substantial completion of Landlord’s Work and/or any Tenant’s Work to be performed by Landlord as a result of any of the following (each hereinafter referred to as a “Tenant Delay”):

(1) Tenant’s changes in the Construction Drawings and Documents following Landlord’s and Tenant’s written approval thereof or, if later, the date of the First Amendment to Lease (notwithstanding Landlord’s approval of any such changes); or

(2) Tenant’s improper failure to pay timely any amounts required to be paid to Landlord pursuant to Paragraph 4(a) and/or any other provision hereof which continues for five (5) business days after written notice to Tenant; or

(3) Any other unreasonable act or wrongful omission by Tenant or its agents, contractors, representations and/or employees which continues for five (5) business days after written notice to Tenant;

Then, the deadline for completion of the applicable portion of Landlord’s Work or Tenant’s Work (as applicable) by Landlord shall be appropriately extended as a result of such delay. For the avoidance of doubt, the Temporary Use Surrender Date with respect to any portion of the Temporary Use Space under Section 1.07 of the Lease, as amended, will not be extended by any Tenant Delay. At Tenant’s request, Landlord will use commercially reasonable efforts to overcome the effects of any Tenant Delay.

EXHIBIT C-2

Approval letter dated December 13, 2011 from Alfieri Property Management